Exhibit 99.1

Aptinyx Reports Third Quarter 2020 Financial Results and Recent Highlights

Significant development progress across clinical-stage pipeline programs, with multiple clinical and regulatory milestones expected over the next 18 months

Recommenced patient recruitment in Phase 2b clinical study of NYX-2925 in patients with fibromyalgia

Near-term recommencements planned for Phase 2b clinical study in painful DPN and exploratory Phase 2 study in cognitive impairment

Reported positive results from exploratory Phase 2 clinical study of NYX-783 in patients with PTSD

Strengthened cash position through common stock offering, expected to provide operational runway into 2023 through multiple clinical data readouts

Management to host conference call today at 5:00 p.m. ET

EVANSTON, Ill., November 12, 2020 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results for the third quarter of 2020 and highlighted recent progress across the company’s clinical-stage pipeline of novel NMDA receptor modulators.

“I am very pleased with the remarkable progress we have made over the past several months despite the negative impact of COVID-19, including our decisive response to the emergence of the pandemic, the positive progress and results across our clinical studies, and the completion of a financing that funds all of our pipeline programs,” said Norbert Riedel, Ph.D., president and chief executive officer of Aptinyx. “While it has been a trying year with unexpected hurdles, I am very proud of the persistence shown by our team to work through such challenges and stay focused on advancing these important novel therapies in development. We resumed our fibromyalgia study and are poised to restart our studies in painful DPN and cognitive impairment in the coming months. In addition, we recently reported positive results from our Phase 2 clinical study of NYX-783 in patients with post-traumatic stress disorder. The PTSD study represents the third Phase 2 study demonstrating the therapeutic potential of compounds from our platform and further validates our mechanism of NMDA receptor modulation in the treatment of disorders of the central nervous system. We continue to be well served by our strong cash balance, which was bolstered by our recent financing and which we expect will provide operational runway into 2023, enabling the achievement of multiple clinical and regulatory milestones across our pipeline.”

Third Quarter 2020 and Recent Highlights

•	Recommenced patient recruitment in Phase 2b study of NYX-2925 in patients with fibromyalgia – In September, Aptinyx announced the re-activation of study sites and recommencement of patient recruitment in its Phase 2b clinical study of NYX-2925 in patients with fibromyalgia. Enrollment in the study had been suspended in March 2020 due to the escalation of the COVID-19 pandemic in the United States.

•	Reported positive results from Phase 2 exploratory study of NYX-783 in patients with post-traumatic stress disorder (PTSD) – In October, Aptinyx announced positive results from the initial exploratory Phase 2 clinical study of its novel NMDA receptor modulator, NYX-783, in 153 patients with PTSD. In the Phase 2 clinical study, NYX-783 demonstrated clinically meaningful and stasticically significant effects across multiple endpoints with a favorable adverse event and tolerability profile. Based on these results, the company expects to initiate a registration-supportive study in the second half of 2021.

Summary of study results:

o	Clinically meaningful improvement from baseline on CAPS-5 Total score observed in 50 mg dose arm
o	Statistically significant separation of 50 mg from placebo achieved on multiple measures of responder rate on CAPS-5 Total score
o	Clinically meaningful and statistically significant improvement on CAPS-5 Arousal and Reactivity symptom cluster score observed with NYX-783
o	Clear dose response observed with 50 mg dose group performing better overall compared to 10 mg dose group
o	Favorable tolerability and adverse event profile observed in the study

•	Strengthened the company’s financial position through the completion of a $48.3 million common stock offering. In October, Aptinyx announced the closing of a public offering of common stock with gross proceeds totaling $48.3 million, inclusive of the full exercise of the underwriters’ option to purchase additional shares and before deducting underwriting discounts and commissions and offering expenses. The company’s current cash balance, inclusive of the net proceeds from the offering, is expected to provide financial support into 2023 and enable completion of multiple ongoing Phase 2 clinical studies.

Expected Upcoming Milestones

•	Recommencement of Phase 2b clinical study of NYX-2925 in patients with painful diabetic peripheral neuropathy – 4Q 2020
•	Recommencement of Phase 2 exploratory clinical study of NYX-458 in patients with cognitive impairment associated with Parkinson’s disease – 1Q 2021
•	Meeting with FDA to discuss future development and registration pathway for NYX-783 in PTSD – 1H 2021
•	Initiation of registration-supportive clinical study of NYX-783 in patients with PTSD – 2H 2021
•	Reporting of data from Phase 2b clinical study of NYX-2925 in patients with fibromyalgia – 1H 2022
•	Reporting of data from Phase 2b clinical study of NYX-2925 in patients with painful DPN – 1H 2022

Third Quarter 2020 Financial Results

Cash Position: Cash and cash equivalents were $103.8 million at September 30, 2020, compared to $98.8 million at December 31, 2019. Together with the net proceeds from the common stock offering in October 2020, pro forma cash and cash equivalents amount to approximately $148 million. Aptinyx expects its current cash balance to support anticipated operations into 2023 and fund completion of multiple clinical studies.

Collaboration Revenue: Revenue was $0.3 million for the third quarter of 2020, compared to $0.9 million for same period in 2019. Aptinyx’s revenue was derived from its research collaboration agreement (RCA) with Allergan, now a wholly owned subsidiary of AbbVie. In accordance with the terms of the RCA, jointly funded research activities—and the associated payments by Allergan/AbbVie to Aptinyx—came to their contractual conclusion at the end of August 2020. The company does not rely on these revenues to fund its continuing and expected future operations.

Research and Development (R&D) Expenses: Research and development expenses were $6.6 million for the three months ended September 30, 2020, compared to $11.8 million for the three months ended September 30, 2019. The decrease in R&D expenses was primarily due to a decrease in personnel costs as well as a decrease in clinical operations expenditures.

General and Administrative (G&A) Expenses: General and administrative expenses were $5.0 million for the three months ended September 30, 2020, compared to $4.5 million for the same period in 2019. The $0.5 million increase in G&A expenses was due to non-cash stock-based compensation expense.

Net Loss: Net loss was $11.3 million for the third quarter of 2020, compared to a net loss of $14.8 million for the third quarter of 2019.

Conference Call

The Aptinyx management team will host a conference call and webcast today at 5:00 p.m. ET to review its financial results and highlights for the third quarter of 2020 and subsequent period. To access the call, please dial (833) 772-0394 (domestic) or (236) 738-2205 (international) and refer to conference ID 9186375. A live webcast of the call will be available on the Investors & Media section of Aptinyx’s website at https://ir.aptinyx.com. The archived webcast will be available approximately two hours after the conference call and for 30 days thereafter.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925, NYX-783, and NYX-458, including the timing and pivotal nature of a study of NYX-783, therapeutic effects of the company’s product candidates and discovery platform, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, including the timing of recommencement of clinical studies, effects of the COVID-19 pandemic on patient enrollment and the expected timing of study completion, and data reporting, the timing for the company’s receipt and announcement of data from its clinical studies, expectations regarding its preclinical development activities, expectations regarding its uses and sufficiency of capital, including the operational runway of its current cash balance, and the effect of the COVID-19 pandemic on the foregoing. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of the COVID-19 pandemic on our business and financial results, including with respect to disruptions to our clinical studies, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; the company’s ability to fund operations into 2023; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including our upcoming Quarterly Report on Form 10-Q for the period ended September 30, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$103,810	$98,849
Restricted cash	179	179
Accounts receivable	257	444
Prepaid expenses and other current assets	8,836	5,637
Total current assets	113,082	105,109
Property and equipment, net and other long-term assets	1,125	1,370
Total assets	$114,207	$106,479

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$986	$1,555
Accrued expenses and other current liabilities	3,281	3,341
Total current liabilities	4,267	4,896
Other long-term liabilities	154	272
Total liabilities	4,421	5,168
Stockholders’ equity	109,786	101,311
Total liabilities and stockholders’ equity	$114,207	$106,479

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Collaboration revenue	$257	$936	$1,564	$2,751

Operating expenses
Research and development	6,630	11,761	26,049	33,732
General and administrative	5,050	4,523	14,719	14,419
Total operating expenses	11,680	16,284	40,768	48,151

Loss from operations	(11,423)	(15,348)	(39,204)	(45,400)
Other income	85	558	639	1,768
Net loss and comprehensive loss	$(11,338)	$(14,790)	$(38,565)	$(43,632)
Net loss per share - basic and diluted	$(0.24)	$(0.44)	$(0.85)	$(1.30)
Weighted average shares outstanding - basic and diluted	46,978	33,646	45,503	33,510

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.